Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

of

CABOT OIL & GAS CORPORATION

Cabot Oil & Gas Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation” or the “Company”), does hereby certify that:

1. The name of the Corporation is Cabot Oil & Gas Corporation.

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 14, 1989.

3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation without a vote of the stockholders in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation.

4. The text of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented is hereby restated to read as herein set forth in full.

ARTICLE I

The name of the corporation is Cabot Oil & Gas Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business to be conducted and the purposes to be promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 245,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share (“Preferred Stock”), and 240,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”).

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation:

SECTION I. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors. Each series shall be distinctly designated. The Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(1) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any series of Preferred Stock of the Corporation, and a statement whether such dividends shall be cumulative;

(3) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(4) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(5) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(6) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and if so, the terms, conditions and amount of such sinking fund or purchase account;

(7) whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may, without limiting the generality of the foregoing, include (a) the right to more or less than one vote per share on any or all matters voted upon by the Corporation’s stockholders and (b) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; and

(8) any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of that series.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Section I, and the consent, by class or series vote or otherwise, of the holders of Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

SECTION II. COMMON STOCK

(1) Dividends. After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Company shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for payment of dividends and shall be distributed among the holders of shares pro rata in accordance with the number of shares of such stock held by each such holder.

(2) Liquidation. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders, which assets shall be distributed pro rata in accordance with the number of shares of such stock held by each such holder.

(3) Voting. Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to Section I of this Article IV, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. Cumulative voting of shares of Common Stock is prohibited.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VI

Reserved.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholder or stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article IX by the stockholder or stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature page follows]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by an authorized officer of the Corporation as of this 22nd day of January, 2010.

CABOT OIL & GAS CORPORATION

By:	/s/ Lisa A. Machesney
Lisa A. Machesney
Vice President, Managing Counsel and Corporate Secretary